Exhibit 3.126

CERTIFICATE OF INCORPORATION

RURAL/METRO OF ARDMORE, INC.

FIRST: The name of the Corporation is Rural/Metro of Ardmore, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shallhave authority to issue is Ten thousand (10,000) shares designated as common stock and the par value of each such share of common stock is One Cent ($.01) per share.

FIFTH: The name and mailing address of the incorporator is Steven M. Lee, P.O. Box F, Scottsdale, Arizona 85252-3006.

SIXTH: The number of directors which shall comprise the initial Board of Directors of the Corporation shall be two (2). The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.

All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.

SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, and the vacancy in the Board of Directors caused by such removal may be filled by the stockholders at the time of such removal.

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RURAL/METRO OF ARDMORE, INC.

Rural/Metro of Ardmore, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable a proposed amendment to the Certificate of Incorporation, amending Article FIRST thereof to read as follows:

“FIRST: The name of the Corporation is Rural/Metro of California, Inc.”

SECOND: That in lieu of a meeting and vote of the sole stockholder of the Corporation, the sole stockholder has consented to said amendment in writing, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisiosn of Section 242 of the Gneeral Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Rural/Metro of Ardmore, Inc. has caused this Certificate of Amendment to be signed by Steven M. Lee, its Secretary, as of the 24th day of February, 1997.

RURAL/METRO OF ARDMORE, INC.

By:	/s/ Steven M. Lee
Steven M. Lee, Secretary